As filed with the Securities and Exchange Commission on August 4, 2021
Registration Nos. 333-224724
333-215050
333-184313
333-161419
333-138134
333-127416
333-75658
333-68906
333-49178
333-27655

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-224724

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215050

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184313

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161419

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138134

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-127416

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-75658

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-68906

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49178

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-27655

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ICONIX BRAND GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2481903
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1450 Broadway, 3rd Floor
New York, New York 10018
(Address of Principal Executive Offices) (Zip  Code)

Iconix Brand Group, Inc. Amended and Restated 2016 Omnibus Incentive Plan
Iconix Brand Group, Inc. Amended and Restated 2009 Equity Incentive Plan
Iconix Brand Group, Inc. 2006 Equity Incentive Plan
Iconix Brand Group, Inc. 2002 Stock Option Plan; Non-plan Options Granted to an Employee
Candie’s, Inc. 2001 Stock Option Plan
Candie’s, Inc. 2000 Stock Option Plan; Non-Employee Director Stock Incentive Plan; Non-Plan Stock Options
Candie’s, Inc. 1997 Stock Option Plan; Non-Plan Stock Options
Candie’s, Inc. 1989 Stock Option Plan; Consultant’s Stock Options
(Full Title of the Plan)

John McClain
Chief Financial Officer
Iconix Brand Group, Inc.
1450 Broadway, 3rd Floor
New York, New York 10018
(212) 730-0030
(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Iconix Brand Group, Inc., a Delaware corporation (the “Registrant”):

●
Registration Statement No. 333-224724, filed on May 7, 2018, registering 1,900,000 shares of common stock, par value $.001 per share, under the Iconix Brand Group, Inc. Amended and Restated 2016 Omnibus Incentive Plan.

●
Registration Statement No. 333-215050, filed on December 12, 2016, registering 2,400,000 shares of common stock, par value $.001 per share, under the Iconix Brand Group, Inc. Amended and Restated 2016 Omnibus Incentive Plan.

●
Registration Statement No. 333-184313, filed on October 5, 2012, registering 4,000,000 shares of common stock, par value $.001 per share, under the Iconix Brand Group, Inc. Amended and Restated 2009 Equity Incentive Plan.

●	Registration Statement No. 333-161419, filed on August 18, 2009, registering 3,000,000 shares of common stock, par value $.001 per share, under the Iconix Brand Group, Inc. 2009 Equity Incentive Plan.

●
Registration Statement No. 333-138134, filed on October 20, 2006, registering 2,000,000 shares of common stock, par value $.001 per share, under the Iconix Brand Group, Inc. 2006 Equity Incentive Plan.

●
Registration Statement No. 333-127416, filed on August 11, 2005, registering 3,425,000 shares of common stock, par value $.001 per share, under the Iconix Brand Group, Inc. 2002 Stock Option Plan; Non-plan Options Granted to an Employee.

●	Registration Statement No. 333-75658, filed on December 21, 2001, registering 2,000,000 shares of common stock, par value $.001 per share, under the Candie’s, Inc. 2001 Stock Option Plan.

●
Registration Statement No. 333-68906, filed on September 4, 2001, registering 2,345,000 shares of common stock, par value $.001 per share, under the Candie’s, Inc. 2000 Stock Option Plan; Non-Employee Director Stock Incentive Plan; Non-Plan Stock Options.

●
Registration Statement No. 333-49178, filed on November 2, 2000, registering 5,239,000 shares of common stock, par value $.001 per share, under the Candie’s, Inc. 1997 Stock Option Plan; Non-Plan Stock Options.

●
Registration Statement No. 333-27655, filed on May 22, 1997, registering 491,833 shares of common stock, par value $.001 per share, under the Candie’s, Inc. 1989 Stock Option Plan; Consultant’s Stock Options, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-27655, filed on May 23, 1997.

Pursuant to the Agreement and Plan of Merger, dated as of June 11, 2021 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Iconix Acquisition LLC, a Delaware limited liability company (“Parent”), Iconix Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Registrant, Purchaser merged with and into the Registrant (the “Merger”) on August 4, 2021, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on August 4, 2021.

ICONIX BRAND GROUP, INC.

By:	/s/ John McClain
	Name:	John McClain
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.